Exhibit 13

FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS

AT THE COMPANY
Carolyn Tiffany
Chief Operating Officer
(617) 570-4614

FIRST UNION DISMISSES STATE COURT ACTION AGAINST SIZELER, WILL PURSUE MERITS OF
                             CASE IN FEDERAL COURT

      Boston, Massachusetts- March 22, 2005- First Union Real Estate Equity and Mortgage Investments (NYSE:FUR) announced today that it filed to dismiss its Maryland State Court action brought last week against Sizeler Property Investors, Inc. (NYSE:SIZ) without prejudice. According to First Union's court filing:

      "First Union dismissed this action in light of the extraordinary step by Sizeler Property Investors, Inc. and every member of its board individually to seek a declaratory judgment in the federal District Court of Maryland that their conduct in connection with the March 15, 2005 sale of stock at issue in the instant case was not a breach of fiduciary duty or otherwise improper. As First Union believes that it will prevail on the merits and does not wish to distract from the substantive questions by an ancillary dispute over the forum, it will join the issue in the federal court forum selected by Sizeler and its board."

      First Union notes that the judge in the State Court action stated "I agree that [First Union] has, in my view, raised grave questions about this transaction." Unfortunately, however, the Court concluded that because the stock issuance had been consummated earlier that morning, shortly after it was announced by Sizeler, he had no ability to issue the temporary restraining order.

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      First Union Real Estate Equity and Mortgage Investments is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts.

      First Union Real Estate Equity and Mortgage Investments has filed with the SEC a preliminary proxy statement with respect to its solicitation of proxies to elect Michael L. Ashner, Peter Braverman and Steven Zalkind as directors at Sizeler's 2005 Annual Meeting of Stockholders. INVESTORS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain the documents free of charge at the SEC's website, www.sec.gov. First Union and Messrs. Ashner, Braverman and Zalkind may be deemed to be participants in the solicitation of proxies from the shareholders of Sizeler in connection with the annual meeting. Information about these participants is set forth in the preliminary proxy statement filed by First Union with the SEC. Investors may obtain additional information regarding the interests of such participants by reading the definitive proxy statement when it becomes available.